Exhibit 99.1

Harrington West Announces Financial Results for the June 2009 Quarter and the Sale of Its Kansas Banking Operations for a $4.1 Million Premium

SOLVANG, Calif.--(BUSINESS WIRE)--August 14, 2009--Harrington West Financial Group, Inc (NASDAQ:HWFG), the holding company for Los Padres Bank and its division, Harrington Bank of Kansas (dba), today announced that it had a net loss of $15.6 million or $2.16 per diluted share compared with a net loss of $131 thousand or 2 cents per diluted share in the June 2008 quarter. For the six months ending June 30, 2009, HWFG incurred a net loss of $17.7 million or $2.52 per diluted share compared to a $3.4 million loss or 58 cents per diluted share in the same period a year ago.

The net loss for the June 2009 quarter was comprised of the following components:

$927 thousand of after-tax core banking income, defined as net interest income plus banking fee and other income minus operating expenses. On a pre-tax basis, core income nearly tripled from the March 2009 quarter, excluding the one-time FDIC special assessment of $560 thousand.

$7.1 million of after-tax, non cash provisions for loan losses and write-downs of real estate owned (REO). Given the deteriorating economy and housing markets, recent appraisals of classified loans, the results of a safety and soundness exam completed June 30, 2009, HWFG added $11.1 million to its general and specific allowances for loan losses. (See Asset Quality discussion below.)

$2.6 million of after-tax, non cash other-than-temporary-impairment on $26.8 million book value of residential mortgage backed securities (RMBS) as the delinquency and loss rates in these securities indicate that all principal and interest cannot be returned.

$350 thousand after-tax expense for the special FDIC assessment charge to banks, equaling .05% of total assets on June 30, 2009.

$6.5 million partial valuation allowance on total net tax assets of $28.6 million. In conducting its regular quarterly evaluation of deferred tax assets, the Company recorded a partial valuation allowance at June 30, 2009 based primarily upon the existence of HWFG’s three-year cumulative loss. In determining the amount of the valuation allowance, HWFG considered that the unrealized loss on the securities portfolio will recover as principal repayments are made. In addition, the Company also evaluated various tax planning strategies and the ability to carry-back a portion of the losses to prior years when taxes were paid. Although HWFG’s current financial forecasts indicate sufficient taxable income will be generated in the future to ultimately realize the existing deferred tax benefits, those forecasts were not considered sufficient positive evidence to overcome the observable negative evidence associated with the three-year cumulative loss position at June 30, 2009. The valuation allowance increased tax expense for the quarter ended June 30, 2009 and similarly reduced tangible book value but does not have an effect on the Company’s cash flows.

HWFG reached a definitive agreement on July 31, 2009 as previously reported on August 6, 2009, to sell $94 million in loans, all $93 million of its deposits, and two owned and one leased banking centers of its Harrington Bank of Kansas division for a premium of $4.1 million to the Arvest Bank, an Arkansas-chartered commercial bank with offices in Arkansas, Oklahoma, Missouri and Kansas and over $10.7 billion of consolidated assets at June 30, 2009. The premium remains fixed at $4.1 million, unless deposits and loans should fall below $75 million, in which case the premium paid by Arvest will be adjusted. This definitive agreement did not include the purchase of any Harrington Wealth Management assets managed in the Kansas City market. This purchase of assets and assumption of deposits and other liabilities is subject to prior regulatory approval and expected to close in the December 2009 quarter. The divestiture will allow HWFG to boost Los Padres Bank’s capital ratios and focus strategically on its western markets of the Central Coast of California and the Phoenix, Arizona metro. No investment bank fees were incurred by HWFG with respect to the transaction with Arvest Bank.

At June 30, 2009, Los Padres Bank had a core tangible capital ratio of 6.46 % and a risk-based capital ratio of 7.67 % compared to the ultimate requirements of its agreement with the Office of Thrift Supervision (OTS) to have a 7% core tangible capital ratio and a 12% risk based capital ratio by September 30, 2009. The sale of Harrington Bank’s operations and the related premium earned of $4.1 million are expected to improve Los Padres Bank’s risk based capital ratio by approximately 1.32%, all other things being equal. Los Padres Bank’s risk based capital ratio has been negatively affected by the net losses incurred in recent periods and the downgrades of originally investment grade RMBS to below investment grade, which now require significantly higher risk based capital, given recent regulatory guidance (see Investment Portfolio discussion). In addition to the sale of Harrington Bank of Kansas, HWFG is executing other tactics to reduce high risk assets, and implementing other capital building and strategic initiatives in an effort to meet the agreed-upon capital requirements and enhance HWFG’s shareholder value.

HWFG’s book value per common share at June 30, 2009 was $3.75 compared to $5.54 at March 31, 2009 and $6.37 at December 31, 2008. HWFG’s book value has been affected by the net losses incurred over the last 18 months and the decline in the fair value of the investment portfolio offset somewhat by common equity capital raised at higher valuations than current book value and by the recent improvement in the value of its cash flow hedges from rising rates. No common or preferred stock dividends were paid during the quarter ended June 30, 2009.

Financial Performance Analysis

HWFG’s financial results continue to be negatively affected by the very weak housing market, the economic recession, and the credit crisis, putting considerable financial stress on borrowers. As primary weaknesses develop in loans, the underlying collateral must be reappraised to determine any impairment, and if any, specific reserves must be established based on the new appraisals. Furthermore, a $42.4 million book value segment of the RMBS portfolio (written down $20.3 million over the last 8 quarters) has demonstrated delinquencies on the underlying loans and losses on the disposal of REO that indicate that the principal and scheduled interest can not be returned. HWFG’s non-performing loans and REO remain near the median level for all FDIC insured institutions, and HWFG is focused on working-out problem assets and loans and returning to profitability.

Net Interest Income

Net interest income before the provision for loan losses was $6.9 million in the June 2009 quarter compared to $6.0 million in the March 2009 quarter and $7.3 million in the same quarter a year ago. Net interest margin was 2.59% in the June 2009 quarter compared to 2.05% in the March 2009 quarter and 2.37% in the June 2008 quarter. The improvement in net interest margin on a sequential and comparative quarter basis is attributed to the reduction in deposit cost from the substantial downward re-pricing of deposit rates in the June 2009 quarter and the widening of margins and the addition of floor rates on loan renewals. This improvement was somewhat offset by a higher level of non-performing loans and REO. For the first 6 months of 2009, net interest income and margin was $12.9 million and 2.31% compared to $15.0 million and 2.48%, respectively, during the same period in 2008. The reduction in net interest income and margin in the comparable six month periods is due to a lag in the re-pricing of deposits relative to HWFG’s prime and LIBOR based loans, whose rates declined significantly in late 2008 and early 2009 as the Federal Reserve aggressively reduced the Fed Funds rate to address the deep economic recession. Also, the rise in non-performing loans affected the interest income earned.

Banking Fee Income

Banking fee and other income was $1.2 million in the June 2009 quarter compared to $908 thousand in the March 2009 quarter and $935 thousand in the June 2008 quarter. The improvement in fee income can be attributed to an increase in the cash surrender value of bank-owned life insurance due to a higher interest crediting rate as investment performance improved and higher loan fees on the renewal of loans. For the first six months of 2009, banking fee and other income was $2.1 million compared with $2.0 million in the first six months of 2008. A comparison of fee income is shown in the following table:

Banking Fee & Other Income
(Dollars in thousands)

	June 2009 Quarter	June 2008 Quarter	% Change	June 2009 YTD	June 2008 YTD	Annual % Change
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$199	$188	5.9%	$288	$335	(13.9%)
Deposit, Other Retail Banking Fees & Other Fee Income	587	442	32.8%	1,134	882	28.6%
Harrington Wealth Management Fees	193	256	(24.6%)	381	509	(25.2%)
Increase in Cash Surrender Value of Life Insurance, net	200	49	308.2%	284	242	17.4%
Total Banking Fee & Other Income	$1,179	$935	26.1%	$2,087	$1,968	6.1%

Operating Expenses

HWFG’s operating expenses were $7.2 million in the June quarter, which included $0.6 million for the special FDIC assessment, compared with $6.3 million in the March 2009 quarter and $6.1 million in the June 2008 quarter. For the first six months of 2009, operating expenses were $13.5 million compared with $12.2 million in the same period of 2008. Although HWFG has reduced compensation and benefit expenses, eliminated discretionary incentive compensation, and reduced marketing expense; regular and special FDIC insurance expense, other insurance expense, and REO and problem loan expenses have increased markedly in the current environment, causing the increase to total operating expenses for the quarter.

Asset Quality

Non-performing loans ($24.5 million) and REO ($13.0 million) were $37.5 million at June 30, 2009 compared with $29.6 million at March 31, 2009 and $11.0 million at June 30, 2008. At June 30, 2009, non-performing loans and REO were 4.92% of total loans and REO, which is near the median for all FDIC insured institutions. Loans that demonstrate some primary weakness, such as land and development and construction loans that are not meeting the lot and home sales forecasts of the original appraisals but are paying as agreed, must be reserved to current appraised values less disposal and holding costs. Although HWFG believes these loans have the potential to earn all principal and interest as the economy and real estate markets improve, HWFG’s approach to establishing reserves based on regulatory and accounting guidance has resulted in significant non cash charges for specific and general reserves for loan losses. In the quarter, HWFG added $9.4 million to its specific reserve and $1.7 million to its general reserve for loan and lease losses and charged off $5.1 million. At June 30, 2009, the reserve for loan and lease losses was $17.4 million or 2.32 % of loans compared to $11.4 million or 1.43% of loans at March 31, 2009 and $6.8 million or .85% of loans at June 30, 2008.

Loans

Net loans were $731.7 million at June 30, 2009 compared to $788.3 million at March 31, 2009 and $802.5 million at June 30, 2008. A primary strategy to build HWFG’s capital ratios to meet the agreed upon requirements with the OTS has been to reduce high risk-weighted loans through the maturity or non renewal of selected loans and loan sales. In the June 2009 quarter, HWFG reduced total gross loans by $50.7 million through $14.5 million in sales of single family, commercial real estate and multi-family mortgage loans, $4.0 million of transfers to REO and the maturity and payoff of $32.2 million of loans. HWFG will continue its strategy to reduce higher risk weighted loans and other assets until it meets the required capital ratios through its combined capital augmentation strategies, and once reached, will return to the controlled growth of the loan portfolio in its western markets.

A comparison of the mix of the loan portfolio on the comparative dates is shown in the following table:

HWFG Net Loan Growth and Mix (Dollars in millions)
	June 30, 2009		December 31, 2008		June 30, 2008
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$260.6	34.6%	$260.9	32.2%	$269.6	33.2%
Multi-family Real Estate	70.2	9.3%	85.2	10.4%	90.3	11.1%
Construction (1)	95.8	12.8%	125.7	15.4%	139.6	17.2%
Single-family Real Estate	143.4	19.1%	139.3	17.2%	119.0	14.7%
Commercial and Industrial Loans	99.6	13.4%	118.9	14.7%	118.2	14.6%
Unimproved Land	48.8	6.5%	48.5	6.0%	45.5	5.6%
Consumer Loans	30.2	4.0%	29.8	3.7%	26.0	3.2%
Other Loans (2)	1.9	0.3%	3.1	0.4%	3.2	0.4%
Total Gross Loans	750.5	100.0%	811.4	100.0%	811.4	100.0%
Allowance for loan loss	(17.4)		(11.4)		(6.8)
Deferred fees	(1.0)		(1.2)		(1.6)
Discounts/Premiums	(0.4)		(0.5)		(0.5)
Net Loans Receivable	$731.7		$798.3		$802.5

(1) Includes loans collateralized by residential, commercial and land properties.
(2) Includes loans collateralized by deposits and consumer line of credit loans.

Deposits

Net of brokered deposits, retail and commercial deposits were $793.8 million at June 30, 2009 compared to $810.9 million at March 31, 2009 and $794.0 million at June 30, 2008. These deposits declined $17.1 million in the June 2009 quarter as HWFG aggressively reduced deposit costs in line with its pricing discipline and FDIC guidance and, therefore, did not renew some maturing, high rate, retail certificates of deposit. At June 30, 2009, HWFG had $90.0 million of brokered deposits, which declined $20.1 million from March 31, 2009 due to scheduled maturity. The remaining brokered deposits mature over the remainder of 2009. The cost of deposits declined by 67 bps in the June 2009 quarter from 2.88% at March 31, 2009 to 2.21% at June 30, 2009. The Bank has initiated campaigns to build retail deposits within its pricing disciplines and is showing some favorable growth results in the current quarter. Cash and borrowing capacity (a measure of liquidity) was $97.7 million at June 30, 2009.

Investment Portfolio

The total investment portfolio was $245.6 million at June 30, 2009 compared with $259.8 million at March 31, 2009 and $291.0 million at June 30, 2008. The investment portfolio continues to pay-down at the rate of approximately $10 million per quarter. In the June 2009 quarter, $12.7 million book value of the RMBS portfolio were downgraded from investment grade to below investment grade, resulting in $90.2 million book value of the investment portfolio being below investment grade at June 30, 2009. At the end of the June 2009 quarter, the OTS required all thrift institutions to adopt the direct credit substitute method for determining the risk based capital required for securities rated BB or below. This method requires the institution to risk weight all the underlying loans in the securitization that the security supports based on the position of the institution’s security in the securitization. This treatment can result in below BB rated subordinate tranches receiving up to a 1250% risk weight. HWFG adopted the OTS capital guidance in the June 2009 quarter. As previously stated, a group of $26.8 million book value of securities were deemed to be OTTI and written down $4.1 million in the quarter. HWFG has identified the weak securities to be a group of $42.4 million at book value, which over the last 8 quarters have been written down $20.3 million. HWFG maintains that the remaining book value of $236.2 million of securities with a fair value loss of $26.3 million or $2.23 per share after tax at June 30, 2009 are expected to return scheduled principal and interest.

Closing Comments

In commenting on the June quarter’s financial results and developments, Craig J. Cerny, Chairman and CEO of HWFG, stated “We continue to be extremely disappointed in our overall financial results. Although we did see substantial improvement in our core operating income in the June 2009 quarter over the March 2009 quarter from margin and banking fee income growth, we added $11.1 million to our loan loss reserves to reflect the values in recent appraisals for weaker loans and as a result of updating our loan loss analysis for the current environment and established a partial valuation allowance of $6.5 million on our net deferred tax asset due to the three-year cumulative loss threshold. We are aggressively pursuing multiple strategies in an effort to meet the required risk-based capital ratios, restore HWFG to profitability, and improve shareholder value. We believe the sale of the loans, deposits, and banking centers of Harrington Bank (dba) of Kansas to Arvest, Inc. will substantially improve our capital ratios and allow us to focus on our western markets as we emerge from the current housing and economic crisis. We sincerely appreciate the support and patience of our shareholders and customers as we work hard to pursue these goals.”

Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division, Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $152.6 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets and its securities portfolio, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

	Quarter Ended		Six Months Ended
(In thousands, except per share data)	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008

Interest income	$13,870	$18,457	$28,341	$38,022
Interest expense	6,944	11,195	15,436	23,046
Net interest income	6,926	7,262	12,905	14,976
Provision for loan losses	11,100	400	12,850	900
Net interest income after provision for loan losses	(4,174)	6,862	55	14,076
Non-interest income:
Other-than-temporary loss
Total impairment losses	(7,382)	(2,412)	(11,268)	(2,482)
Loss recognized in other comprehensive income	(3,241)	-	(4,990)	-
Other-than-temporary loss	(4,141)	(2,412)	(6,278)	(2,482)
Gain (loss) on sale of AFS	-	(295)	6	1,107
Gain (loss) from trading assets	17	6	19	(8,663)
Gain on termination of cash flow hedge	-	2,338	-	2,338
Loss on write-down of real estate owned	(244)	(2,603)	(243)	(2,603)
Other gain	16	1,048	16	1,049
Increase in cash surrender value of insurance	200	49	284	242
Banking fee & other income	979	886	1,803	1,726
Total non-interest income	(3,173)	(983)	(4,393)	(7,286)
Non-interest Expense:
Salaries and employee benefits	3,345	3,261	6,687	6,797
Premises and equipment	977	1,023	1,983	2,016
Insurance premiums	1,062	227	1,335	439
Marketing	68	143	144	239
Computer services	260	290	511	546
Professional fees	204	170	408	305
Office expenses and supplies	170	218	346	427
Other	1,096	752	2,111	1,425
Non-interest expense	7,182	6,084	13,525	12,194
Income (loss) before income taxes	(14,529)	(205)	(17,863)	(5,404)
Provision for income tax expense (benefit)	1,051	(74)	(200)	(2,027)
Net income (loss)	$(15,580)	$(131)	$(17,663)	$(3,377)

Per share:
Net income - basic	$(2.16)	$(0.02)	$(2.52)	$(0.58)
Net income - diluted	$(2.16)	$(0.02)	$(2.52)	$(0.58)
Weighted average shares used in Basic EPS calculation	7,212,882	6,131,243	6,995,473	5,860,739
Weighted average shares used in Diluted EPS calculation	7,212,882	6,131,243	6,995,473	5,860,739
Cash dividends common per share paid	$-	$0.07	$-	$0.20
Cash dividends preferred per share paid	$-	$-	$-	$-
Book value of common at period-end	$3.75	$6.83	$3.75	$6.83
Tangible book value of common at period end	$2.94	$5.84	$2.94	$5.84
Book value of preferred at period-end	$19.33	$-	$19.33	$-
Ending common shares	7,364,089	6,131,243	7,364,089	6,131,243
Ending preferred shares	57,000	-	57,000	-

	Quarter Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
(In thousands, except per share data)	2009	2009	2008	2008	2008

Interest income	$13,870	$14,471	$16,495	$17,583	$18,457
Interest expense	6,944	8,492	8,706	9,898	11,195
Net interest income	6,926	5,979	7,789	7,685	7,262
Provision for loan losses	11,100	1,750	4,525	1,565	400
Net interest income after provision for loan losses	(4,174)	4,229	3,264	6,120	6,862
Non-interest income:
Other-than-temporary loss
Total impairment losses	(7,382)	(3,886)	(3,767)	(5,575)	(2,412)
Loss recognized in other comprehensive income	(3,241)	(1,748)	-	-	-
Net impairment losses recognized in earnings	(4,141)	(2,138)	(3,767)	(5,575)	(2,412)
Gain/(loss) on sale of AFS	-	6	-	-	(295)
Income (loss) from trading assets	17	3	(8)	(28)	6

Gain (loss) on termination of cash flow hedge	-	-	(450)	-	2,338
Gain (loss) on write-down of real estate owned	(244)	1	(1,446)	(393)	(2,603)
Other gain (loss)	16	-	(4)	-	1,048

Increase in cash surrender value of insurance	200	84	63	180	49
Banking fee & other income	979	824	848	879	886
Non-interest income	(3,173)	(1,220)	(4,764)	(4,937)	(983)
Non-interest expense:
Salaries and employee benefits	3,345	3,343	3,146	3,428	3,261
Premises and equipment	977	1,006	1,036	1,025	1,023
Insurance premiums	1,062	273	232	247	227
Marketing	68	75	129	143	143
Computer services	260	251	262	235	290
Professional fees	204	203	224	198	170
Office expenses and supplies	170	177	187	192	218
Other	1,096	1,014	1,004	801	752
Non-interest expense	7,182	6,342	6,220	6,269	6,084
Loss before income taxes	(14,529)	(3,333)	(7,720)	(5,086)	(205)
Provision for income tax expense (benefit)	1,051	(1,251)	(3,465)	(1,908)	(74)
Net loss	$(15,580)	$(2,082)	$(4,255)	$(3,178)	$(131)

Per share:
Net income (loss) - basic	$(2.16)	$(0.31)	$(0.66)	$(0.52)	$(0.02)
Net income (loss) - diluted	$(2.16)	$(0.31)	$(0.66)	$(0.52)	$(0.02)
Weighted average shares used in Basic EPS calculation	7,212,882	6,775,649	6,593,926	6,141,216	6,131,243
Weighted average shares used in Diluted EPS calculation	7,212,882	6,775,649	6,593,926	6,141,216	6,131,243
Cash dividends common per share paid	$-	$-	$-	$-	$0.07
Cash dividends preferred per share paid	$-	$0.51	$-	$-	$-
Book value common at period-end	$3.75	$5.54	$6.37	$7.52	$6.83
Tangible book value of common at period-end	$2.94	$4.69	$5.48	$6.59	$5.84
Book value preferred at period-end	$19.33	$23.08	$23.07	$25.00	$-
Ending common shares	7,364,089	7,020,093	6,770,093	6,590,011	6,131,243
Ending preferred shares	57,000	142,999	142,999	118,757	-

	Quarter Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
(In thousands, except per share data)	2009	2009	2008	2008	2008

Financial ratios
Return on average assets	(5.49%)	(0.70%)	(1.42%)	(1.05%)	(0.04%)
Return on average equity	(143.17%)	(18.55%)	(32.66%)	(30.07%)	(1.16%)
Average equity to average assets (leverage ratio)	3.84%	3.75%	4.35%	3.49%	3.60%
Net interest margin	2.59%	2.05%	2.76%	2.67%	2.37%
Efficiency ratio	88.61%	92.09%	71.49%	71.69%	74.22%

Period averages
Total assets	$1,137,247	$1,212,871	$1,190,929	$1,203,212	$1,264,534
Securities and trading assets	$255,106	$267,955	$281,166	$284,709	$351,089
Total loans, net of allowance	$766,811	$800,999	$801,953	$812,145	$805,870
Total earning assets	$1,072,558	$1,154,523	$1,137,171	$1,166,035	$1,227,326
Total deposits	$900,110	$940,302	$887,406	$844,065	$895,029
Total equity	$43,648	$45,525	$51,823	$42,049	$45,503

Balance sheet at period-end
Cash and due from banks	$11,063	$15,364	$27,040	$24,549	$18,636
Investments and fed funds sold	245,625	259,822	274,459	286,070	291,022
Loans held for sale	8,811	5,882	-	-	-
Loans before allowance for loan losses	740,277	793,798	809,774	818,407	809,385
Allowance for loan losses	(17,401)	(11,409)	(11,449)	(7,035)	(6,847)
Goodwill and core deposit intangibles	5,977	6,014	6,050	6,087	6,074
Other assets	97,669	97,830	89,761	84,247	83,405
Total assets	$1,092,021	$1,167,301	$1,195,635	$1,212,325	$1,201,675

Interest bearing deposits	$839,145	$879,702	$853,523	$856,822	$855,900
Non-interest bearing deposits	44,514	41,097	46,070	45,805	43,813
Other borrowings	174,800	200,177	235,273	248,920	252,125
Other liabilities	4,824	4,114	14,331	8,280	7,939
Shareholders' equity	28,738	42,211	46,438	52,498	41,898
Total liabilities and shareholders' equity	$1,092,021	$1,167,301	$1,195,635	$1,212,325	$1,201,675

Asset quality and capital - at period-end

Non-accrual loans &/or past due 90 days	$24,468	$17,571	$12,122	$1,506	$6,891
Other real estate owned, net	13,057	11,999	7,449	8,841	4,135
Total non-performing assets	$37,525	$29,570	$19,571	$10,347	$11,026

Allowance for losses to loans	2.32%	1.43%	1.41%	0.86%	0.85%
Non-performing assets to total loans	5.01%	3.70%	2.42%	1.26%	1.36%
Non-performing assets to total assets	3.44%	2.53%	1.64%	0.85%	0.92%

	Three Months Ended			Three Months Ended
(In thousands)	June 30, 2009			June 30, 2008
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$766,811	$11,794	6.16%	$805,870	$13,671	6.80%
FHLB stock	11,501	-	0.00%	14,236	210	5.93%
Securities and trading account assets (2)	288,773	2,071	2.87%	386,999	4,529	4.68%
Cash and cash equivalents (3)	5,473	5	0.37%	20,221	47	0.93%
Total interest earning assets	1,072,558	13,870	5.18%	1,227,326	18,457	6.02%
Non-interest-earning assets	64,689			37,208
Total assets	$1,137,247			$1,264,534

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$164,055	$454	1.11%	$164,232	$1,042	2.55%
Passbook accounts and certificates of deposit	690,351	4,262	2.48%	686,836	6,787	3.97%
Total deposits	854,406	4,716	2.21%	851,068	7,829	3.70%

FHLB advances (4)	141,302	1,845	5.24%	245,013	2,710	4.45%
Reverse repurchase agreements	21,299	149	2.77%	41,614	311	2.96%
Other borrowings (5)	25,774	234	3.59%	25,774	345	5.30%
Total interest-bearing liabilities	1,042,781	6,944	2.66%	1,163,469	11,195	3.85%
Non-interest-bearing deposits	45,704			43,961
Non-interest-bearing liabilities	5,114			11,601
Total liabilities	1,093,599			1,219,031
Stockholders' equity	43,648			45,503
Total liabilities and stockholders' equity	$1,137,247			$1,264,534
Net interest-earning assets (liabilities)	$29,777			$63,857

Net interest income/interest rate spread		$6,926	2.52%		$7,262	2.17%
Net interest margin			2.59%			2.37%
Ratio of average interest-earning assets to average interest-bearing liabilities			102.86%			105.49%

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3) Consists of cash due from banks and federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other subordinated debt.
6) Annualized.

	Six Months Ended			Six Months Ended
(In thousands)	June 30, 2009			June 30, 2008
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$783,811	$23,995	6.13%	$797,473	$27,871	7.00%
FHLB stock	11,501	-	0.00%	13,356	375	5.65%
Securities and trading account assets (2)	293,604	4,326	2.95%	377,308	9,654	5.12%
Cash and cash equivalents (3)	24,398	20	0.17%	18,991	122	1.29%
Total interest earning assets	1,113,314	28,341	5.10%	1,207,128	38,022	6.31%
Non-interest-earning assets	61,536			38,601
Total assets	$1,174,850			$1,245,729

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$165,028	$1,134	1.39%	$145,089	$1,870	2.59%
Passbook accounts and certificates of deposit	711,930	9,974	2.83%	686,328	14,442	4.23%
Total deposits	876,958	11,108	2.55%	831,417	16,312	3.95%

FHLB advances (4)	154,428	3,552	4.64%	239,935	5,257	4.41%
Reverse repurchase agreements	20,368	294	2.87%	45,975	699	3.01%
Other borrowings (5)	25,774	482	3.72%	25,774	778	5.97%
Total interest-bearing liabilities	1,077,528	15,436	2.88%	1,143,101	23,046	4.04%
Non-interest-bearing deposits	43,137			44,706
Non-interest-bearing liabilities	9,603			11,968
Total liabilities	1,130,268			1,199,775
Stockholders' equity	44,582			45,954
Total liabilities and stockholders' equity	$1,174,850			$1,245,729
Net interest-earning assets (liabilities)	$35,786			$64,027

Net interest income/interest rate spread		$12,905	2.22%		$14,976	2.27%
Net interest margin			2.31%			2.48%
Ratio of average interest-earning assets to average interest-bearing liabilities			103.32%			105.60%

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3) Consists of cash due from banks and federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other subordinated debt.
6) Annualized

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644